Exhibit 12.1
MAXCOM TELECOMUNICACIONES, S.A. de C.V. AND SUBSIDIARIES
COMPUTATION OF EARNING PER SHARE

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(thousands of constant December 31, 2006 pesos, except per share and					(thousands of constant June 30,
	share amounts)					2007 pesos, except per share
						and share amounts)
Weighted average shares (Basic EPS)	157,145,892	256,201,700	293,031,594	403,521,275	442,928,027	403,521,275	482,933,715
Weighted average shares (Diluted EPS)	157,145,892	256,201,700	293,031,594	403,521,275	467,628,430	403,521,275	529,015,630

Net (loss) Income under US GAAP	(410,075)	(428,337)	1,271,427	178,890	12,009	—	—

Basic EPS US GAAP	(2.61)	(1.67)	4.34	0.44	0.03	—	—
Diluted EPS US GAAP	(2.61)	(1.67)	4.34	0.44	0.03	—	—

Net (loss) Income under Mexican GAAP	(861,659)	(415,292)	(138,706)	(74,127)	(28,207)	(6,894)	(16,801)

Basic EPS Mexican GAAP	(5.48)	(1.62)	(0.47)	(0.18)	(0.06)	(0.017)	(0.035)
Diluted EPS Mexican GAAP	(5.48)	(1.62)	(0.47)	(0.18)	(0.06)	(0.017)	(0.032)